As filed with the Securities and Exchange Commission on January 8, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

The Scotts Company

and the guarantors identified in footnote 1 below

(Exact name of Registrant as specified in its charter)

Ohio	2875	31-1414921
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio 43041, (937) 644-0011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David M. Aronowitz

14111 Scottslawn Road

Marysville, Ohio 43041

(937) 644-0011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald A. Robins, Jr.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement as the Registrant shall determine.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Amount of registration fee

6.625% Senior Subordinated Notes due 2013	$200,000,000	100%	$16,180

Guarantee of 6.625% Senior Subordinated Notes due 2013	$200,000,000	(2)	(2)

(1)	The following domestic direct and indirect subsidiaries of Scotts are guarantors of the notes and co-registrants. Each of the guarantors is incorporated in the state indicated and has the I.R.S. Employer Identification Number indicated: Scotts Manufacturing Company, a Delaware corporation (42-1508875); Miracle-Gro Lawn Products, Inc., a New York corporation (11-3186421); OMS Investments, Inc., a Delaware corporation (51-0357374); Hyponex Corporation, a Delaware corporation (31-1254519); Scotts Products Co., an Ohio corporation (31-1269080); Scotts Professional Products Co., an Ohio corporation (31-1269066); Scotts Temecula Operations, LLC, a Delaware limited liability company (33-0978312); Scotts-Sierra Horticultural Products Company, a California corporation (94-1634227); Scotts-Sierra Crop Protection Company, a California corporation (77-0153275); Scotts-Sierra Investments, Inc., a Delaware corporation (51-0371209); Swiss Farms Products, Inc., a Delaware corporation (88-0407223); and EG Systems, Inc., an Indiana corporation (35-1937875).
(2)	No additional consideration for the guarantees of the 6.625% Senior Subordinated Notes due 2013 will be furnished. Pursuant to Rule 457(n), no separate fee is payable with respect to such guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to completion, dated January 8, 2004)

PRELIMINARY PROSPECTUS

$200,000,000

The Scotts Company

Offer to exchange its

6.625% Senior Subordinated Notes due 2013,

which have been registered

under the Securities Act of 1933, as amended,

for an equal principal amount of its

6.625% Senior Subordinated Notes due 2013,

which have not been registered

Material terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.

•	We will exchange all outstanding Original Notes that are validly tendered and not validly withdrawn for an equal principal amount of our Exchange Notes which are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	The terms of the Exchange Notes are substantially identical to the Original Notes, except that the Original Notes contain transfer restrictions and registration rights that the Exchange Notes do not contain.

•	You may withdraw tenders of Original Notes at any time before the exchange offer expires.

•	You may tender outstanding Original Notes only in denominations of $1,000 and multiples of $1,000.

•	We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.

•	Our affiliates may not participate in the exchange offer.

Please refer to the section entitled “ Risk Factors” beginning on page 11 for a description of risks that you should consider when evaluating this investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            , 2004

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with other information. If you receive any other information, you should not rely on it. We are not making an offer of these notes in any state where the offer is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. The delivery of this prospectus shall under no circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934, as amended.

On January 8, 2004, we filed with the SEC a registration statement on Form S-4 under the Securities Act, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement.

Any statements made in this prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof and are not necessarily complete summaries of all of the terms. Some of these documents have been filed as exhibits to our periodic filings with the SEC. Our periodic reports and other information filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the public reference section of the SEC at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Filed documents are also available to the public over the Internet on the SEC’s website at http://www.sec.gov.

Copies of documents incorporated in this prospectus by reference or other documents referred to in this prospectus may be obtained upon request without charge by contacting The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, (937) 644-0011.

We are “incorporating” the following documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	our definitive proxy statement for our 2004 annual meeting of shareholders, filed with the SEC on December 19, 2003; and

•	our Current Report on Form 8-K filed with the SEC on January 8, 2004.

We are also incorporating by reference all other reports that we filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since September 30, 2003 and prior to the completion of the exchange offer. Information furnished under Item 9 or Item 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You may find these statements under the sections entitled “Summary” or “Risk Factors,” in the documents incorporated by reference in this prospectus or by the use of forward-looking terminology such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “project,” “may,” “will” or other similar words. We have based these forward-looking statements on our own information and on information from other sources that we believe are reliable. Our actual results may differ materially from those expressed or implied by these forward-looking statements as a result of the factors discussed under the caption “Risk Factors” and other factors noted throughout, or incorporated into, this prospectus including, but not limited to:

•	adverse weather conditions could adversely affect our sales and financial results;

•	our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

ii

•	our substantial indebtedness could adversely affect our financial health;

•	public perceptions regarding the safety of our products could adversely affect us;

•	the nature of certain of our products and our business success contribute to the risk that we will be subject to lawsuits;

•	the loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	the highly competitive nature of our markets could adversely affect our ability to grow or maintain revenues;

•	if Monsanto Technology LLC terminated the Marketing Agreement for Roundup® products without being required to pay any termination fee, we would lose a substantial source of future earnings;

•	the Hagedorn Partnership, L.P. beneficially owns approximately 34% of our outstanding common shares on a fully-diluted basis and has sufficient voting power to significantly influence actions requiring the approval of our shareholders;

•	compliance with environmental and other public health regulations could increase our cost of doing business; and

•	our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

In light of the uncertainties relating to these factors and other factors noted throughout or incorporated by reference into this prospectus, you should not place undue reliance on our forward-looking statements.

USE OF CERTAIN TERMS

All references in this prospectus to “Scotts,” “we,” “us,” “our,” or the “Company” are to The Scotts Company and its subsidiaries, unless the context otherwise requires. All references in this prospectus to the “Original Notes” refers to our outstanding 6.625% Series A senior subordinated notes due 2013, and all references to the “Exchange Notes” refers to the 6.625% Series B senior subordinated notes due 2013. Unless otherwise indicated, the term “Notes” refers to both the Original Notes and the Exchange Notes. “SEC” refers to the U.S. Securities and Exchange Commission. All references to our fiscal year refer to the year ended September 30.

TRADEMARKS

Roundup® is a registered trademark of Monsanto Technology LLC (an affiliate of Monsanto Company). We market and distribute consumer Roundup® products for Monsanto under a marketing agreement. For additional information, please see the discussion under the heading “Business—Roundup® Marketing Agreement” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated by reference herein. Unless otherwise indicated, all other trademarks, service marks or brand names appearing in this prospectus are the property of Scotts.

iii

SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this prospectus in its entirety for specific terms of the Notes as well as detailed information regarding our business and results of operations.

The Scotts Company

The Scotts Company, an Ohio corporation, is the combination of two of the most innovative companies in the consumer lawn and garden market: O.M. Scott & Sons, which traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868, and Stern’s Miracle-Gro Products, Inc., which traces its heritage back to a company formed on Long Island by Horace Hagedorn and his partner in 1951. In the mid 1900’s, Scotts had become widely known for innovation in the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry—consumer lawn care. Today, we believe the Scotts®, Turf Builder®, Miracle-Gro® and Ortho® brands are among the most widely recognized brands in the U.S. consumer lawn care industry. We are also Monsanto’s exclusive agent for the marketing and distribution of consumer Roundup® non-selective herbicide within the United States and other contractually specified countries.

In fiscal 1995, through a stock-for-stock acquisition, Scotts and Miracle-Gro joined forces in what became the start of several acquisitions of other leading brands in the lawn and garden industry in North America and Europe. In fiscal 1999, we acquired the Ortho® brand and exclusive rights to market the consumer Roundup® brand, thereby adding industry-leading pesticides and herbicides to our controls portfolio. In the 1990’s, we completed several acquisitions in Europe which gave us well-known brands in France, Germany and the United Kingdom. We have also rapidly expanded into the lawn care service industry through our Scotts LawnService® business.

We believe that our market leadership in the lawn and garden category is driven by our widely recognized brands, consumer-focused marketing, superior product performance, supply chain competency, highly knowledgeable field sales and merchandising organization and the strength of our relationships with major U.S. retailers in our product categories.

Competitive Strengths

Strong Brand Portfolio

We believe we are the world’s largest marketer of branded consumer lawn and garden fertilizers, control products and value-added growing media products. We have been able to achieve our market leading position through a combination of internal growth, driven by product line extensions and award-winning advertising campaigns, and acquisitions. Our portfolio of consumer brands includes the following:

Category	Brands
Lawns	Scotts®; Turf Builder®

Gardens	Miracle-Gro®; Osmocote®

Growing Media	Miracle-Gro®; Scotts®; Hyponex®

Grass Seed	Scotts®; Turf Builder®

Controls	Ortho®; Roundup®

In addition, we have the following significant brands in Europe: Miracle-Gro® plant fertilizers, Weedol® and Pathclear® herbicides, EverGreen® lawn fertilizers and Levington® growing media in the United Kingdom;

KB® and Fertiligene® in France; Celaflor®, Nexa-Lotte® and Substral® in Germany and Austria; and ASEF®, KB® and Substral® in the Benelux countries. Scotts’ market leadership is evidenced by the brand recognition across all product categories.

Strong Relationships with Key U.S. Retailers

We believe that our leading brands and our industry-leading media advertising make our products “traffic builders” at retail locations. In addition, our leading full line of branded consumer lawn and garden products gives us an advantage in selling to retailers who value the efficiency of dealing with a limited number of suppliers. We have made significant investments in the past few years to establish business development teams at Home Depot, Wal*Mart, Lowe’s and Kmart to work with their buyers and supply chain management to maximize mutual sales opportunities and improve the efficient distribution of products. In addition, we serve as the lawn and garden category advisor for Wal*Mart and Kmart. We are also the largest supplier of consumer lawn and garden products to the hardware coop channel and made significant efforts in 2003 to build our presence with the independent trade. In 2003, we were named supplier of the year by four of our major retail partners: Home Depot and Wal*Mart, our two largest customers in the United States, B&Q, our largest account in the United Kingdom, and OBI, our largest do-it-yourself customer in Germany. We also received preferred vendor status at Carrefour, our largest account in France.

Supply Chain Excellence

Over the past several years, we have focused on building world-class seasonal manufacturing and distribution capabilities. We have successfully developed this expertise through both significant investments and incorporation of supply chain related metrics into our key business and incentive measures. We have invested, and continue to invest, in systems to allow us to better capture and analyze supply chain information. For instance, in fiscal 2001, we completed implementation of the ERP software system for our North American businesses at a cost of approximately $55 million. This level of investment and focus has allowed us to develop what we believe is a significant competitive advantage in serving our retail customers. We have significantly improved customer service rates which, coupled with more closely tying shipments to when the consumer purchases Scotts’ products from the retail shelf, has allowed our customers to improve inventory turns and reduce average inventory levels. The investments we have made in our production facilities have improved manufacturing flexibility, allowing us to improve our inventory turns and reduce our average inventory levels as well.

Scotts Business Strategy

In North America, we look to continue to strengthen our trade and consumer relationships and to capitalize upon the competitive advantages stemming from our market leading share positions and ability to act as the sole nationwide supplier of a full line of consumer lawn and garden products. We also look to expand our categories and market share through effective media advertising, superior customer service and increased product listing, consumer communication at retail point-of-purchase, and product and packaging improvements to make the products easier to apply. Our strategies include the following key initiatives:

Enhance Market Leadership Through Consumer-Focused Brand Management

We intend to continue to execute our successful marketing strategies used to strengthen our leading market positions. In fiscal 2003, we invested over $95 million on advertising better targeted to our key consumer audience and focused on Scotts’ product superiority. We believe that our approach to marketing, which balances consumer-directed advertising (e.g., prime time television spots) with retailer-oriented promotions, builds brand awareness and drives product sales growth. We have grown sales, increased market share and expanded the lawn and garden category over the past five years through successful execution of this strategy for our four principal brands—Scotts®, Miracle-Gro®, Ortho® and Roundup®. We market and distribute Roundup® brand products exclusively to the consumer lawn and gardent market in the United States and certain other countries on behalf of Monsanto. Our strategy is to grow the overall consumer lawn and garden category and to capture substantially all of this growth.

Pursue Attractive Growth Initiatives

We believe that the power of our portfolio of brands provides us with significant opportunities to extend our business to new products and channels. To further pursue these opportunities, at the end of fiscal 2002, we created a new Business Development Group within North America. This group has and will continue to focus on extending Scotts’ brands into adjacent consumer lawn and garden categories that are currently not characterized by branded, value-added products. The group will also focus on exploiting underdeveloped sales channels, such as grocery and drug stores, and improving our business with independent retailers through a combination of tailored programs and unique products or packaging. In 2003, we acquired two pottery distribution companies and are finalizing plans to introduce branded, value-added products to the $1.2 billion pottery category in fiscal 2004.

Expand the Scotts LawnService®

The number of lawn owners who want lawn and garden care but do not want to do it themselves represents a significant portion of the total market. We recognize that our portfolio of well-known brands provides us with a unique ability to extend our brands into the lawn and garden service business. We believe that the strength of our brands provides us with a significant competitive advantage in acquiring new customers and we have spent the past several years developing our Scotts LawnService® business model. The business has grown significantly from approximately $42 million in fiscal 2001 to approximately $110 million in fiscal 2003. A significant portion of this growth has been fueled by geographic expansion and acquisitions. We completed approximately $30 million of lawn service acquisitions in fiscal 2003 and anticipate continuing to make selective acquisitions in 2004 and beyond, although at a slower pace than in recent years. Significant investments will continue to be made in our Scotts LawnService® business infrastructure with the focus being to continually improve our customer service throughout the organization.

International Profit Improvement Plan

In August 2002, we announced an initiative to reduce costs and improve the profitability of our European consumer and professional businesses. The original plan called for an investment of between $50 and $60 million in those businesses by the end of 2005. We now expect to invest between $45 million and $55 million over this time frame by leveraging high-value, lower risk initiatives that will drive significant improvement in the profitability of these businesses. Approximately 25% of the expected investment is for capital expenditures, primarily for the installation of SAP, an Enterprise Resource Planning (“ERP”) system, in our largest European operations (France, Germany and the U.K.). The project also involves reorganization and rationalization of our European supply chain, increased sales force productivity and a shift to pan-European category management of our product portfolio that will constitute approximately 75% of the expected investment. As part of this initiative, restructuring and other charges will be incurred at various times.

The Exchange Offer

The Original Notes	We issued and sold $200 million in principal amount of our 6.625% Series A Senior Subordinated Notes due 2013 to Citigroup Global Markets, Inc., Banc of America Securities LLC, J.P. Morgan Securities, Inc., Bank One Capital Markets, Inc., BNP Paribas Securities Corp., Credit Lyonnais Securities (USA) Inc., McDonald Investments Inc., Scotia Capital (USA) Inc. and SunTrust Capital Markets, Inc., on October 8, 2003. These initial purchasers subsequently resold the Original Notes under Rule 144A and Regulation S under the Securities Act. The purchasers of our Original Notes agreed to comply with transfer restrictions and other conditions.

The Original Notes are represented by two permanent, global notes which are registered in the name of a nominee of The Depository Trust Company. Participants in the DTC system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the Original Notes is limited to DTC participants or persons who hold their interests through DTC participants.

The Exchange Offer	We are offering to exchange up to $200 million in principal amount of our Exchange Notes which have been registered under the Securities Act for a like amount of our outstanding Original Notes that are properly tendered and accepted.

You may tender outstanding Original Notes only in denominations of $1,000 and multiples of $1,000. We will issue the Exchange Notes on or promptly after the expiration of the exchange offer.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than it will not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon the tender of any minimum principal amount of Original Notes.

Procedures for Tendering Notes	If you want to accept the exchange offer, you must transmit to U.S. Bank National Association, the exchange agent, on or before the expiration date, either

• a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

• a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your Original Notes and any other required documentation, to the exchange agent at the address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described in the section entitled “The Exchange Offer—Procedures for Tendering.”
Special Procedures for Beneficial Owners

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the Original Notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your Original Notes.

Guaranteed Delivery Procedures	If you want to tender your Original Notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your Original Notes according to the guaranteed delivery procedures described in the section entitled “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all Original Notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your Original Notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus in the section entitled “The Exchange Offer—Withdrawal of Tenders.”

Certain United States Federal Tax Considerations

The exchange of Notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of certain material federal income tax consequences relating to the exchange of Notes, see the section entitled “Certain United States Federal Tax Considerations.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the Notes, is serving as the exchange agent.

Consequences of Failure to Exchange Original Notes

If you do not exchange your Original Notes for Exchange Notes, you will continue to be subject to the restrictions on transfer provided in the Original Notes and in the indenture governing the Original Notes. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the Original Notes under the Securities Act. See “Risk Factors—If You Do Not Exchange Your Original Notes Pursuant to This Exchange Offer, You May Never Be Able to Sell Your Original Notes.”

Registration Rights Agreement	If you are a holder of Original Notes, you are entitled to exchange your Original Notes for Exchange Notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

We explain the exchange offer in greater detail beginning on page 19.

The Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will not be subject to the transfer restrictions, registration rights and provisions for an increase in interest rate applicable to the Original Notes. The Exchange Notes will evidence the same debt as the Original Notes. The indenture governing the Exchange Notes is the same indenture that governs our Original Notes, and both series of Notes will be entitled to the benefits of the indenture and treated as a single class of debt securities.

Issuer	The Scotts Company, an Ohio corporation.

Notes	$200.0 million aggregate principal amount of 6.625% Series B senior subordinated notes due 2013.

Maturity	November 15, 2013.

Interest Payment Dates	May 15 and November 15 of each year, commencing on May 15, 2004.

Subsidiary Guarantors	The Notes will be guaranteed by all of our current and future domestic restricted subsidiaries, except for Custom Lawn Care Service, Inc., Sanford Scientific, Inc. and future domestic restricted subsidiaries which are below a materiality threshold. See “Description of Notes—Certain Covenants—Additional Subsidiary Guarantees.” Our foreign subsidiaries are not subsidiary guarantors of the Notes. If we cannot make payments on the Notes when they are due, the subsidiary guarantors must make them instead.

We have adopted a plan of liquidation for Custom Lawn Care Service, Inc. and expect to complete its liquidation upon receiving requisite state approval.

Ranking	The Notes and the subsidiary guarantees are senior subordinated obligations and will rank:

• junior to all of our and our subsidiary guarantors’ existing and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is subordinated to the Notes and the subsidiary guarantees;

• effectively subordinated to all of our existing and future secured debt; and

• equally with our existing 8.625% senior subordinated notes due 2009 and the subsidiary guarantees thereof that were not tendered, or were not accepted for payment by us, pursuant to the tender offer that we commenced on September 15, 2003. As of December 15, 2003, approximately $13.2 million aggregate principal amount of such 8.625% senior subordinated notes due 2009 remained outstanding. We have delivered a notice of redemption with respect to such notes to the trustee, and the remaining notes will be redeemed on January 15, 2004.

Assuming the refinancing had occurred as of September 30, 2003, the Notes and the subsidiary guarantees were subordinated to $538.0 million of senior debt and the subsidiary guarantees were structurally subordinated to $256.1 million of liabilities of the non-guarantor subsidiaries, including senior debt and excluding intercompany liabilities.

Optional Redemption	We may redeem some or all of the Notes beginning on November 15, 2008, at any time at the redemption prices discussed under the caption “Description of Notes—Optional Redemption.” In addition, prior to November 15, 2006, we may redeem up to 35% of the Notes from the proceeds of certain equity offerings and prior to November 15, 2008, we may redeem some or all of the Notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a “make-whole” premium. See “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets or experience specified kinds of changes of control, we must offer to repurchase the Notes at the prices discussed under the caption “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

	•	incur additional debt or issue redeemable preferred stock or subsidiary preferred stock;

	•	incur liens;

	•	pay dividends on, or redeem or repurchase capital stock or subordinated debt;

	•	engage in transactions with affiliates;

	•	make some types of investments or sell assets; or

	•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants are subject to important exceptions which are described under the caption “Description of Notes—Certain Covenants.”

Form of Exchange Notes	The Exchange Notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive Exchange Notes in certificated form unless one of the events described in the section entitled “Book-entry, Settlement and Clearance” occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of the Exchange Notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

You should refer to the section entitled “Risk Factors,” beginning on page 11, for a discussion of certain risks involved in investing in the Notes.

Our principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number at that address is (937) 644-0011. Our website can be accessed at www.scotts.com. The information on our website is not part of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data for each of the fiscal years in the three year period ended September 30, 2003, which have been derived from our audited consolidated financial statements. You should read the following information in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, both of which are incorporated by reference into this prospectus.

	Fiscal Year Ended September 30,
	2001	2002	2003
	(in millions)
Operating Data:
Net sales	$1,670.4	$1,748.7	$1,910.1
Gross profit (1)	596.4	634.9	690.8
Roundup® marketing agreement:
Gross commission	39.1	39.6	45.9
Contribution expenses (2)	18.3	23.4	28.3

Net commission	20.8	16.2	17.6
Advertising	89.1	82.2	97.7
Selling, general and administrative	307.9	298.8	321.4
Selling, general and administrative—lawn service business	16.2	30.8	46.2
Stock-based compensation	—	—	4.8
Restructuring and other charges	68.4	6.4	8.0
Amortization of goodwill and other intangibles	27.7	5.7	8.6
Other expense (income), net	(8.5)	(12.0)	(10.8)

Income from operations	116.4	239.2	232.5
Interest expense	87.7	76.3	69.2

Income before income taxes	28.7	162.9	163.3
Income taxes	13.2	61.9	59.5

Income before cumulative effect of accounting change	15.5	101.0	103.8
Cumulative effect of accounting change for intangible assets, net of tax	—	(18.5)	—

Net income	$15.5	$82.5	$103.8

Other Financial Data:
EBITDA (3)	$180.0	$282.7	$284.7
Adjusted EBITDA (4)	255.7	289.5	301.8
Depreciation	32.6	34.4	40.3
Capital expenditures	63.4	57.0	51.8

Balance Sheet Data:
Working capital	$249.1	$278.3	$364.4
Total assets	1,843.0	1,901.4	2,027.9
Total debt	887.8	829.4	757.6
Total shareholders’ equity	506.2	593.9	728.2

(1)	Includes restructuring and other charges of $7.3 million, $1.7 million and $9.1 million in 2001, 2002 and 2003, respectively.
(2)	Includes amortization expense associated with the amortization of the $32 million marketing fee under the Roundup® marketing agreement of $3.3 million, $3.4 million and $3.3 million for 2001, 2002 and 2003, respectively.

(3)	EBITDA is defined as net income plus interest, income taxes, depreciation and amortization. EBITDA is not defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which Scotts’ management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(4)	Adjusted EBITDA is defined as EBITDA plus restructuring and other charges. For the periods presented, either EBITDA or adjusted EBITDA have been used in computing the Leverage Ratio and Interest Coverage covenants under the company’s Credit Agreement. Borrowings under the Credit Agreement represent a significant portion of the outstanding debt of Scotts particularly during seasonal peak borrowing periods.

A reconciliation if EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, is set forth in the following table:

	Fiscal Year Ended September 30,
	2001	2002	2003
	(in millions)
Net Income	$15.5	$82.5	$103.8
Interest	87.7	76.3	69.2
Income taxes	13.2	61.9	59.5
Depreciation	32.6	34.4	40.3
Amortization	27.7	5.7	8.6
Roundup® amortization	3.3	3.4	3.3
Cumulative effect of accounting change for intangible assets, net of tax	—	18.5	—

EBITDA	180.0	282.7	284.7
Restructuring and other charges	75.7	8.1	17.1
Peat bog income	—	(5.8)	—
Environmental charge	—	3.0	—
Other	—	1.5	—

Adjusted EBITDA	$255.7	$289.5	$301.8

RISK FACTORS

You should carefully consider the risks described below as well as other information and data contained in this prospectus and in the documents incorporated by reference before making a decision to tender your Original Notes in the exchange offer. The risk factors set forth below, other than the first risk factor set forth below, are generally applicable to the Original Notes as well as the Exchange Notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition, results of operations or prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the Notes.

Risks Related to an Investment in the Notes

If You Do Not Exchange Your Original Notes Pursuant to This Exchange Offer, You May Never Be Able to Sell Your Original Notes.

It may be difficult for you to sell Original Notes that are not exchanged in the exchange offer. Those Notes may not be offered or sold unless they are registered or they are exempt from the registration requirements under the Securities Act and applicable state securities laws. The restrictions on transfer of your Original Notes arise because we issued the Original Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the Original Notes under the Securities Act.

If you do not tender your Original Notes or if we do not accept some of your Original Notes, those Notes will continue to be subject to the transfer and exchange restrictions in:

•	the indenture;

•	the legend on the Original Notes; and

•	the offering memorandum relating to the Original Notes.

Moreover, to the extent Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Original Notes would be adversely affected.

Our Substantial Indebtedness Could Adversely Affect Our Financial Health and Prevent Us From Fulfilling Our Obligations.

We have a significant amount of debt. Assuming the refinancing had occurred as of September 30, 2003, we had approximately $751.2 million of total indebtedness, approximately $538.0 million of which was senior or secured debt.

Our substantial indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the Notes and otherwise;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of cash flows from operations to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, advertising, research and development efforts and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and acquisitions will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Second Amended and Restated Credit Agreement (the “New Credit Agreement”) in amounts sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Restrictive Covenants May Adversely Affect Us.

The indenture governing the Notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to:

•	incur additional debt or issue redeemable preferred stock or subsidiary preferred stock;

•	incur liens;

•	pay dividends on, or redeem or repurchase capital stock or subordinated debt;

•	engage in transactions with affiliates;

•	make some types of investments or sell assets; or

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our New Credit Agreement contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. See “Description of Certain Indebtedness.” Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our New Credit Agreement and/or the Notes. Upon the occurrence of an event of default under our New Credit Agreement, the lenders could elect to declare all amounts outstanding under our New Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the New Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as security under our New Credit Agreement. If the lenders under the New Credit Agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our New Credit Agreement and our other indebtedness, including the Notes.

Despite Current Indebtedness Levels, We May Still Be Able to Incur Substantially More Debt. This Could Further Exacerbate the Risks Described Above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our New Credit Agreement permits borrowings of up to $1.2 billion. All of those borrowings would be senior to the Notes and the subsidiary guarantees. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Your Right to Receive Payments on The Notes Is Junior to Our Existing Indebtedness and, Possibly, All of Our Future Borrowings.

The Notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ existing indebtedness and all of our and their future borrowings, except:

•	trade payables; and

•	any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the Notes and the subsidiary guarantees.

As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the Notes or the subsidiary guarantees.

In addition, all payments on the Notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Scotts or the subsidiary guarantors, holders of the Notes will participate with all other holders of subordinated indebtedness in the assets remaining after we have paid all of the senior debt. Because the Indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt, holders of the Notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of Notes may receive less, ratably, than the holders of senior debt. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the Indenture.

The Notes Are Structurally Subordinated to All Indebtedness of Our Subsidiaries That Are Not Guarantors of the Notes.

You will not have any claim as a creditor against our subsidiaries that are not guarantors of the Notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of September 30, 2003, on an as adjusted basis to give effect to the refinancing of our outstanding indebtedness, the non-guarantor subsidiaries represented approximately 23.4% of our total assets and the subsidiary guarantees would have been structurally subordinated to $256.1 million of liabilities of the non-guarantor subsidiaries, including senior debt and excluding intercompany liabilities. In addition, the indenture permits, subject to certain limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Your Ability to Receive Payments on These Notes Is Junior to Those Lenders Who Have a Security Interest in Our Assets.

The Notes are not secured by any of our assets. However, our obligations under our New Credit Agreement are, subject to certain exceptions, secured by a first priority security interest in substantially all of our assets. If we become insolvent or are liquidated, or if payments under our New Credit Agreement are accelerated, the lenders under our New Credit Agreement would be entitled to exercise the remedies available to secured lenders. Accordingly, these lenders will have a claim on substantially all of our assets and will have priority over any claim for payment under the Notes or the subsidiary guarantees. In any such event, because the Notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior secured credit facility will not allow repurchases. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under our then existing senior secured credit facility. Our New Credit Agreement also provides that a change of control will be a default that permits the lenders to accelerate the maturity of all borrowings thereunder. Any of our future debt agreements may contain similar provisions. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make a repurchase offer, and you may be required to continue to hold your Notes despite the event. For more detail, see “Description of Notes—Repurchase at the Option of Holders—Offer to Repurchase Upon Change of Control.”

Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void the Subsidiary Guarantees and Require Noteholders to Return Payments Received from Subsidiary Guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided. Alternatively, claims in respect of the subsidiary guarantees could be subordinated to all other debts of any subsidiary guarantor. Either of these events could occur if the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, and:

•	was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In addition, any payment by any subsidiary guarantor under a subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets; or

•	if the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the subsidiary guarantees would not be subordinated to the subsidiary guarantors’ other debt.

If a subsidiary guarantee was legally challenged, it could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the Notes.

You Cannot Be Sure That an Active Trading Market Will Exist for the Notes.

The Original Notes were a new issue of securities with no established trading market and are not listed on any securities exchange. We have been informed by the initial purchasers that they intend to make a market in the Notes. However, they may cease their market-making at any time. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will exist for the Notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions. Any such disruption may have a negative effect on holders of the Notes regardless of our prospects or financial performance.

Risks Related to an Investment in Our Company

Adverse Weather Conditions Could Adversely Impact Financial Results.

Weather conditions in North America and Europe have a significant impact on the timing of sales in the spring selling season and overall annual sales. An abnormally cold spring throughout North America and/or Europe could adversely affect both fertilizer and pesticide sales and therefore our financial results.

Our Historical Seasonality Could Impair Our Ability to Pay Obligations As They Come Due in Addition to Our Operating Expenses.

Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past two fiscal years, more than 70% of our net sales have occurred in the second and third fiscal quarters combined. Our working capital needs and our borrowings peak near the middle of our second fiscal quarter because we are generating fewer revenues while incurring expenditures in preparation for the spring selling season. If cash on hand is insufficient to pay our obligations as they come due, including interest payments on our indebtedness, or our operating expenses, at a time when we are unable to draw on our credit facility, this seasonality could have a material adverse effect on our ability to conduct our business. Adverse weather conditions could heighten this risk.

Perceptions That the Products We Produce and Market Are Not Safe Could Adversely Affect Us.

We manufacture and market a number of complex chemical products, such as fertilizers, growing media, herbicides and pesticides, bearing one of our brand names. On occasion, allegations are made that some of our products have failed to perform to expectations or have caused damage or injury to individuals or property. Based on reports of contamination at a third party supplier’s vermiculite mine, the public may perceive that some of our products manufactured in the past using vermiculite are or may also be contaminated. Public perception that our products are not safe, whether justified or not, could impair reputation, involve us in litigation, damage our brand names and have a material adverse effect on our business.

The Nature of Certain of Our Products and Our Business Success Contribute to the Risk That We Will Be Subjected to Lawsuits.

The nature of certain of our products and our business success contribute to the risk that we will be subjected to lawsuits. The following are among the factors that contribute to this litigation risk:

•	We manufacture and market a number of complex chemical products bearing our brand names, including fertilizers, growing media, herbicides and pesticides. There is a portion of the population that perceives all chemical products as potentially hazardous. This perception, regardless of its merits, enhances the risk that we will be subjected to product liability claims that allege harm from exposure to our products. Product liability claims are brought against us from time to time.

•	A third party vendor supplied contaminated vermiculite ore to us. Although our use of vermiculite ore from the contaminated source ended over twenty years ago, our relationship with this supplier enhances the risk that we will be subjected to personal injury and product liability claims relating to the use of vermiculite in some of our products.

•	We are a significant competitor in many of the markets in which we compete. Our success in our markets enhances the risk that we will be targeted by plaintiffs’ lawyers, consumer groups, competitors and others asserting antitrust claims. Antitrust claims are brought against us from time to time. We believe that the antitrust claims of which we are aware are without merit.

Because of the Concentration of Our Sales to a Small Number of Retail Customers, the Loss of One or More of, or Significant Decline in Orders From, Our Top Customers Could Adversely Affect Our Financial Results.

North American Consumer net sales represent approximately 69% of our worldwide net sales in fiscal 2003. Our top three North American retail customers together accounted for 71% of our North American Consumer fiscal 2003 net sales and 79% of our outstanding accounts receivable as of September 30, 2003. Home Depot, Wal*Mart and Lowe’s represented approximately 38%, 19% and 14%, respectively, of our fiscal 2003 North American Consumer net sales. The loss of, or reduction in orders from, Home Depot, Wal*Mart, Lowe’s or any other significant customer could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from any of these customers could also have a material adverse effect.

We do not have long-term sales agreements or other contractual assurances as to future sales to any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base. To the extent such concentration continues to occur, our net sales and operating income may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more retail customers.

The Highly Competitive Nature of Our Markets Could Adversely Affect Our Ability to Grow or Maintain Revenues.

Each of our segments participates in markets that are highly competitive. Many of our competitors sell their products at prices lower than ours, and we compete primarily on the basis of product quality, product performance, value, brand strength, supply chain competency and advertising. Some of our competitors have significant financial resources and research departments. The strong competition that we face in all of our markets may prevent us from achieving our revenue goals, which may have a material adverse effect on our financial condition and results of operations.

If Monsanto Were to Terminate the Marketing Agreement for Consumer Roundup® Products Without Being Required to Pay Any Termination Fee, We Would Lose a Substantial Source of Future Earnings.

If we were to commit a serious default under the marketing agreement with Monsanto for consumer Roundup® products, Monsanto may have the right to terminate the agreement. If Monsanto were to terminate the marketing agreement for cause, we would not be entitled to any termination fee, and we would lose all, or a significant portion, of this significant source of earnings and overhead expense absorption the marketing agreement provides. Monsanto may also be able to terminate the marketing agreement within a given region, including North America, without paying us a termination fee if sales to consumers in that region decline:

•	over a cumulative three fiscal year period; or

•	by more than 5% for each of two consecutive fiscal years.

The Hagedorn Partnership, L.P. Beneficially Owns Approximately 34% of Our Outstanding Common Shares on a Fully Diluted Basis.

As of December 15, 2003, the Hagedorn Partnership, L.P. beneficially owned approximately 34% of our outstanding common shares on a fully diluted basis and has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders.

Compliance With Environmental and Other Public Health Regulations Could Increase Our Cost of Doing Business.

Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the U.S., all products containing pesticides must be registered with the U.S. Environmental Protection Agency (“U.S. EPA”) and, in many cases, similar state agencies before they can be sold. The inability to obtain, or the cancellation of, any registration could have an adverse effect on our business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act, enacted by the U.S. Congress in August 1996, establishes a standard for food-use pesticides: that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under this act, the U.S. EPA is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be used on crops processed into various food products, continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. It is possible that the U.S. EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in June 2000, DowAgroSciences, an active ingredient registrant, voluntarily agreed to a gradual phase-out of residential uses of chlorpyrifos, an active ingredient used in our lawn and garden products. In December 2000, the U.S. EPA reached agreement with various parties, including manufacturers of the active ingredient diazinon, regarding a phased withdrawal from retailers by December 2004 of residential uses of products containing diazinon, which is also used in our lawn and garden products. We cannot predict the outcome or the severity of the effect of the U.S. EPA’s continuing evaluations of active ingredients used in our products.

The use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. Regulations regarding the use of some pesticide and fertilizer products may include requirements that only certified or professional users apply the product, that the products be used only in specified locations or that certain ingredients not be used. Users may be required to post notices on properties to which products have been or will be applied and may be required to notify individuals in the vicinity that products will be applied in the future. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot assure you that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially affect future quarterly or annual operating results.

The harvesting of peat for our growing media business has come under increasing regulatory and environmental scrutiny. In the U.S., state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of legislation.

In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities. In June 1997, the Ohio Environmental Protection Agency (“Ohio EPA”) initiated an enforcement action against us with respect to alleged surface water violations and inadequate treatment capabilities at our Marysville facility and is seeking corrective action under the Resource Conservation Recovery Act. We met with the Ohio EPA and the Ohio Attorney General’s office to negotiate an amicable resolution of these issues. On December 3, 2001, an agreed judicial Consent Order was submitted to the Union County Common Pleas Court and was entered by the court on January 25, 2002.

In fiscal 2003, we made $1.5 million in environmental capital expenditures, compared with approximately $0.3 million in environmental capital expenditures and $5.4 million in other environmental expenses in fiscal 2002. We expect spending on environmental matters in fiscal 2004 will not vary materially from the amount spent in fiscal 2003.

The adequacy of these estimated future expenditures is based on our operating in substantial compliance with applicable environmental and public health laws and regulations and several significant assumptions:

•	that we have identified all of the significant sites that must be remediated;

•	that there are no significant conditions of potential contamination that are unknown to us; and

•	that with respect to the agreed judicial Consent Order in Ohio, that potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.

If there is a significant change in the facts and circumstances surrounding these assumptions, or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows.

Our Significant International Operations Make Us Susceptible to Fluctuations in Currency Exchange Rates and to the Costs of International Regulation.

We currently operate manufacturing, sales and service facilities outside of North America, particularly in the United Kingdom, Germany, France and the Netherlands. In fiscal 2003, international sales accounted for approximately 20% of our total sales. Accordingly, we are subject to risks associated with operations in foreign countries, including:

•	fluctuations in currency exchange rates;

•	limitations on the conversion of foreign currencies into U.S. dollars;

•	limitations on the remittance of dividends and other payments by foreign subsidiaries;

•	additional costs of compliance with local regulations; and

•	historically, higher rates of inflation than in the U.S.

In addition, our operations outside the U.S. are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs related to our international operations could adversely affect our operations and financial results in the future.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued the Original Notes on October 8, 2003, to Citigroup Global Markets, Inc., Banc of America Securities LLC; J.P. Morgan Securities Inc., Bank One Capital Markets, Inc., BNP Paribas Securities Corp., Credit Lyonnais Securities (USA) Inc., McDonald Investments Inc., Scotia Capital (USA) Inc. and SunTrust Capital Markets, Inc., the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the Original Notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers on October 8, 2003.

Pursuant to the registration rights agreement, we and the subsidiary guarantors agreed to use our commercially reasonable efforts to file a registration statement with respect to an exchange offer for the Exchange Notes with the SEC on or prior to 90 days after October 8, 2003, and to use our commercially reasonable efforts to cause that registration statement to be declared effective on or prior to 210 days after October 8, 2003.

We filed a copy of the registration rights agreement as an exhibit to the registration statement.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange Original Notes for Exchange Notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the Exchange Notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the Exchange Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if:

•	you are a broker-dealer; or

•	you acquire Exchange Notes in the exchange offer for the purpose of distributing or participating in the distribution of the Exchange Notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all Original Notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the exchange offer. You may tender Original Notes only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that:

•	we will register the Exchange Notes under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting their transfer; and

•	holders of the Exchange Notes will not be entitled to any of the rights of holders of Original Notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The Exchange Notes will evidence the same debt as the Original Notes. The indenture governing the Exchange Notes is the same indenture that governs the Original Notes.

As of the date of this prospectus, $200,000,000 in aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the Original Notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the Original Notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture or applicable law in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Original Notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the Exchange Notes from us.

If you tender Original Notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term expiration date means 5:00 p.m., New York City time on                 , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date means the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	mail to each registered holder an announcement that will include disclosure of the approximate number of Original Notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting any Original Notes;

•	to extend the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The Exchange Notes will bear interest at the same rate and on the same terms as the Original Notes. Consequently, the Exchange Notes will bear interest at a rate equal to 6.625% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each May 15 and November 15.

You will receive interest on the Exchange Notes on May 15, 2004 in an amount equal to the accrued interest on the Original Notes from October 8, 2003. We will deem the right to receive any interest on the Original Notes waived by you if we accept your Original Notes for exchange.

Procedures for Tendering

You may tender Original Notes in the exchange offer only if you are a registered holder of Original Notes. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under “—Exchange Agent” for receipt before the expiration date.

In addition, either:

•	the exchange agent must receive certificates for the Original Notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the Original Notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or Original Notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

If you are a beneficial owner of Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the Original Notes you must either:

•	make appropriate arrangements to register ownership of the Original Notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time. Unless the Original Notes are tendered:

(1)	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal; or

(2)	for the account of:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders.”

If the letter of transmittal is signed by a person other than the registered holder, the Original Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Original Notes. If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary’s system may utilize the depositary’s Automated Tender Offer Program to tender notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Original Notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of Original Notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Original Notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Original Notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

If you wish to tender Original Notes in exchange for Exchange Notes in the exchange offer, we will require you to represent that:

•	you are not an affiliate of ours;

•	you will acquire any Exchange Notes in the ordinary course of your business; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the Exchange Notes.

In addition, in connection with the resale of Exchange Notes, any participating broker-dealer who acquired the Original Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Original Notes, with this prospectus.

Return of Notes

If we do not accept any tendered Original Notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit Original Notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged Notes without expense to you as promptly as practicable. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the Original Notes to an account maintained with the depositary as promptly as practicable.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Original Notes at the depositary for purposes of the exchange offer, and any financial institution that is a participant in the depositary’s systems may make book-entry delivery of Original Notes by causing the depositary to transfer the Original Notes into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and (1) the Original Notes are not immediately available or (2) you cannot deliver the Original Notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

(a)	the tender is made through an eligible guarantor institution;

(b)	before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered,

•	states that the tender is being made by that notice of guaranteed delivery, and

•	guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the Original Notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c)	within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the certificate number(s) and principal amount of the Original Notes; and

•	be signed in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn Original Notes to have been validly tendered for purposes of the exchange offer, and we will not issue Exchange Notes with respect to those Original Notes, unless you validly retender the withdrawn Original Notes. You may retender properly withdrawn Original Notes by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to you;

•	extend the exchange offer and retain all Original Notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the Original Notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Original Notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Original Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

If you are a holder of Original Notes, all of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

In the event that:

•	applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer;

•	for any other reason the registration statement with respect to this exchange offer is not declared effective by May 5, 2004;

•	the initial purchasers so request with respect to Original Notes not eligible to be exchanged for Exchange Notes in a registered exchange offer; or

•	any holder of Original Notes (other than the initial purchasers) is not eligible to participate in a registered exchange offer or does not receive freely tradeable Exchange Notes in a registered exchange offer other than by reason of such holder being an affiliate of us (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of Exchange Notes shall not result in such Exchange Notes being not “freely tradeable”), we and the subsidiary guarantors will, at our cost:

(a) as promptly as practicable, file a registration statement (the “shelf registration statement”) covering resales of the Original Notes or the Exchange Notes, as the case may be,

(b) cause such shelf registration statement to be declared effective under the Securities Act, and

(c) use our commercially reasonable efforts to keep such shelf registration statement effective until two years after its effective date.

We and the subsidiary guarantors will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A holder selling such Original Notes or Exchange Notes pursuant to a shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

Additional Interest on Original Notes

If:

(a) on or prior to January 6, 2004, neither an exchange offer registration statement nor a shelf registration statement has been filed with the SEC;

(b) on or prior to May 5, 2004, neither an exchange offer registration statement nor a shelf registration statement has been declared effective;

(c) on or prior to the 30th business day after an exchange offer registration statement is declared effective, such registered exchange offer has not been consummated;

(d) notwithstanding that we and the subsidiary guarantors have consummated the exchange offer, if we and the subsidiary guarantors are required to file a shelf registration statement, and such shelf registration statement is not filed or has not been declared effective within the time period provided for in the registration rights agreement; or

(e) after either an exchange offer registration statement or a shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Original Notes or Exchange Notes in accordance with and during the periods specified in the registration rights agreement

(each such event referred to in clauses (a) through (e), a “registration default”), additional interest will accrue on the principal amount of the Original Notes and the Exchange Notes (in addition to the stated interest on the Notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

We agree to pay any amount of additional interest due in cash on the same interest payment dates as the Notes.

Exchange Agent

We have appointed U.S. Bank National Association, the trustee under the indenture, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By registered or certified mail, by hand and overnight delivery:

U.S. Bank National Association

U.S. Bank West Side Flats Operations Center

60 Livingston Ave.

St. Paul, MN 55107

Attn: Specialized Finance

Reference: The Scotts Company

By facsimile:

(Eligible institutions only)

(651) 495-8158

Reference: The Scotts Company

For information or

confirmation by telephone:

Specialized Finance

(800) 934-6802

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our officers and regular employees may make additional solicitations by facsimile, telephone or in person.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $150,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequence of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, those Original Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the Original Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Year ended September 30,
	1999		2000		2001		2002		2003
Ratio of earnings to fixed charges (1)	2.3	x	2.1	x	1.3	x	2.8	x	2.9x

(1)	The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes, plus fixed charges (excluding capitalized interest and amortization of capitalized interest) plus the interest factor component of rental expense, by fixed charges, which consist of interest charges (including capitalized interest) plus the portion of rental expense that includes an interest factor.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes. The net proceeds from the offering of the Original Notes, after deducting fees and expenses (including discounts and commissions), was approximately $195.7 million. We used the net proceeds, in addition to cash on hand, to repay outstanding indebtedness under our then existing senior secured credit facility, which has since been refinanced, and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2003 on an actual basis and as adjusted to give effect to the refinancing as if it occurred on September 30, 2003.

	As of September 30, 2003
	Actual	As Adjusted
	(in millions)
Cash	$155.9	$97.0

Debt (including current portion):
Credit facility:
Revolving credit facility	$—	$—
Term loans	326.5	500.0
8.625% senior subordinated notes	393.1	13.2
6.625% senior subordinated notes	—	200.0
Other debt (1)	38.0	38.0

Total debt	757.6	751.2
Shareholders’ equity	728.2	700.3

Total capitalization	$1,485.8	$1,451.5

(1)	Includes $21.6 million of notes due to sellers, $6.3 million of foreign bank borrowings and terms loans and $10.1 million of capital lease obligations.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for each of the fiscal years in the five year period ended September 30, 2003, which have been derived from our audited consolidated financial statements. You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, both of which are incorporated by reference into this prospectus.

	Fiscal Year Ended September 30,
	1999	2000	2001	2002	2003
	(in millions)
Operating Data:
Net sales	$1,550.6	$1,656.2	$1,670.4	$1,748.7	$1,910.1
Gross profit (1)	563.3	603.8	596.4	634.9	690.8
Roundup® marketing agreement:
Gross commission	30.3	39.2	39.1	39.6	45.9
Contribution expenses (2)	1.6	9.9	18.3	23.4	28.3

Net commission	28.7	29.3	20.8	16.2	17.6
Advertising	87.0	89.0	89.1	82.2	97.7
Selling, general and administrative	278.6	302.8	307.9	298.8	321.4
Selling, general and administrative—lawn service business	6.9	10.0	16.2	30.8	46.2
Stock compensation	—	—	—	—	4.8
Restructuring and other charges	1.4	—	68.4	6.4	8.0
Amortization of goodwill and other intangibles	25.6	27.1	27.7	5.7	8.6
Other expense (income), net	(3.6)	(6.0)	(8.5)	(12.0)	(10.8)

Income from operations	196.1	210.2	116.4	239.2	232.5
Interest expense	79.1	93.9	87.7	76.3	69.2

Income before income taxes	117.0	116.3	28.7	162.9	163.3
Income taxes	47.9	43.2	13.2	61.9	59.5

Income before extraordinary items and cumulative effect of accounting change	69.1	73.1	15.5	101.0	103.8
Extraordinary loss on early extinguishment of debt, net of tax	5.9	—	—	—	—
Cumulative effect of accounting change for intangible assets, net of tax	—	—	—	(18.5)	—

Net income	$63.2	$73.1	$15.5	$82.5	$103.8

Dividends on convertible preferred stock	9.7	6.4	—	—	—
Income applicable to common shareholders	$53.5	$66.7	$15.5	$82.5	$103.8

Other Financial and Operating Data:
Cash flows from operating activities	$78.2	$171.5	$65.7	$233.6	$218.0
Cash flows from investing activities	(571.6)	(89.5)	(101.0)	(113.0)	(108.9)
Cash flows from financing activities	513.9	(78.2)	21.4	(41.8)	(59.0)
EBITDA (3)	252.3	271.2	180.0	282.7	284.7
Adjusted EBITDA (4)	253.7	271.2	255.7	289.5	301.8
Depreciation	29.0	29.0	32.6	34.4	40.3
Capital expenditures	66.7	72.5	63.4	57.0	51.8

Balance Sheet Data:
Working capital	$274.8	$234.1	$249.1	$278.3	$364.4
Total assets	1,769.6	1,761.4	1,843.0	1,901.4	2,027.9
Total debt	950.0	862.8	887.8	829.4	757.6
Shareholders’ equity	443.3	477.9	506.2	593.9	728.2

(1)	Includes restructuring and other charges of $7.3 million, $1.7 million and $9.1 million in 2001, 2002 and 2003, respectively.
(2)	Includes amortization expense associated with the amortization of the $32 million marketing fee under the Roundup® marketing agreement of $1.6 million, $4.9 million, $3.3 million, $3.4 million and $3.3 million for 1999, 2000, 2001, 2002 and 2003, respectively.
(3)	EBITDA is defined as net income plus interest, income taxes, depreciation and amortization. EBITDA is not defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which Scotts’ management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(4)	Adjusted EBITDA is defined as EBITDA plus restructuring and other charges. For the periods presented, either EBITDA or adjusted EBITDA have been used in computing the Leverage Ratio and Interest Coverage covenants under the company’s Credit Agreement. Borrowings under the Credit Agreement represent a significant portion of the outstanding debt of Scotts particularly during seasonal peak borrowing periods.

A reconciliation if EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, is set forth in the following table:

	Fiscal Year Ended September 30,
	1999	2000	2001	2002	2003
	(in millions)
Net income (a)	$69.1	$73.1	$15.5	$82.5	$103.8
Interest	79.1	93.9	87.7	76.3	69.2
Income taxes	47.9	43.2	13.2	61.9	59.5
Depreciation	29.0	29.0	32.6	34.4	40.3
Amortization	25.6	27.1	27.7	5.7	8.6
Roundup® amortization	1.6	4.9	3.3	3.4	3.3
Cumulative effect of accounting change for intangible assets net of tax	—	—	—	18.5	—

EBITDA	252.3	271.2	180.0	282.7	284.7
Restructuring and other charges	1.4	—	75.7	8.1	17.1
Peat bog income	—	—	—	(5.8)	—
Environmental charges	—	—	—	3.0	—
Other	—	—	—	1.5	—

Adjusted EBITDA	$253.7	$271.2	$255.7	$289.5	$301.8

(a)	Excludes extraordinary losses of $5.9 million, net of income taxes, in 1999 related to the extinguishment of the Company’s $100 million 9 7/8% Senior Subordinated Notes due August 2004.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

The following description is a summary of material provisions of our senior secured credit facility, which consists of a term loan facility and a revolving loan facility. It does not restate the New Credit Agreement in its entirety. We urge you to read the New Credit Agreement because it, and not this description, defines the terms of our outstanding senior indebtedness. We have not included the definitions of many of the defined terms contained in the New Credit Agreement, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. The New Credit Agreement is an exhibit to our Form 10-K for the fiscal year ended September 30, 2003, which is incorporated herein by reference.

We and certain of our subsidiaries entered into the original senior secured credit agreement on December 4, 1998. The original senior secured credit agreement has subsequently been amended several times, including an amendment and restatement of the entire senior secured credit agreement on October 22, 2003 (referred to in this prospectus as the New Credit Agreement) in connection a refinancing of our outstanding indebtedness, of which the issuance of the Original Notes was a part.

The New Credit Agreement establishes aggregate financing for us and certain of our subsidiaries which are designated (either at closing or in the future) as co-borrowers (“Subsidiary Borrowers”) in the aggregate principal amount of $1.2 billion. The credit financing is provided by a lending syndicate group consisting of more than 90 lenders worldwide, with JPMorgan Chase Bank serving as administrative agent.

Amount of Additional Credit Available

The New Credit Agreement provides for aggregate total senior secured credit financing in the principal amount of up to $1.2 billion, consisting of term loan facilities in the aggregate amount of $500.0 million, and a revolving loan facility in the amount of $700.0 million. Approximately $326.5 million was outstanding under the $525.0 million term loan facility of our old senior secured credit facility as of September 30, 2003, and no portion of the $575.0 million revolving credit facility of our old senior secured credit facility was outstanding as of September 30, 2003.

Term Loan Facility

The term loan facility under the New Credit Agreement is a single $500.0 million term loan denominated in U.S. dollars. Repayment of the term loan commences on March 31, 2004 with nominal quarterly principal payments through June 30, 2010 followed by a substantial final payment on September 30, 2010.

Revolving Loan Facility

The revolving loan facility under the New Credit Agreement consists of revolving commitments and loans thereunder in the amount of up to $700.0 million, which is available on a revolving basis for a term of five years. A portion of the existing revolving loan facility not to exceed $65.0 million is available for the issuance of letters of credit. The revolving loan facility is divided into four sub-facilities and is available for borrowing in various currencies, including U.S. Dollars, Euros, British Pounds Sterling, Canadian Dollars and Australian Dollars. The revolving loan facility matures on October 22, 2008.

Prepayments

Loans may be prepaid and commitments may be reduced in certain specified minimum amounts. Prepayments of the term loans may not be reborrowed.

The senior secured credit facility also provides for mandatory prepayments in certain specified events and in certain specified percentages, including:

•	depending upon our Leverage Ratio at the applicable time, up to 50% of the Net Cash Proceeds of any sale or issuance of equity;

•	100% of the Net Cash Proceeds of any incurrence of Indebtedness not currently expressly permitted by the credit facility;

•	100% of the Net Cash Proceeds from any Asset Sale, subject to certain exceptions; and

•	depending upon our Leverage Ratio at any applicable time, up to 50% of Excess Cash Flow.

Interest

A Pricing Grid establishes various interest rate options on the revolving loan facility and the term loan and is based upon the Leverage Ratio as determined by our consolidated financial statements. The interest rate options include a LIBOR option, and a base rate determined by a calculation which takes into effect the Prime Rate, the Base CD Rate, and the Federal Funds Effective Rate in effect as of any date of determination.

Guaranties

Scotts executed an unconditional guaranty of all of the obligations under the New Credit Agreement incurred by our Subsidiary Borrowers. Additionally, most of our domestic direct and indirect subsidiaries executed guaranties as well. Our offshore indirect subsidiaries did not execute any guaranties.

Collateral

Scotts and all of our domestic subsidiaries pledged substantially all of our personal property assets to secure the obligations under the senior secured credit facility. Additionally, we and our domestic subsidiaries pledged any domestic real property assets having a value in excess of $500,000. We and our domestic subsidiaries pledged substantially all of our intellectual property assets as well. We and our direct and indirect subsidiaries also pledged substantially all of the stock which we each own in our own respective subsidiaries, except to the extent where any such pledge was limited by laws of a foreign country, would have resulted in adverse tax consequences, would have resulted in the pledge of stock of a subsidiary with a tangible net worth of less than $1.0 million, or would have resulted in the pledge of stock of a Foreign Subsidiary that was neither itself a Subsidiary Borrower or a first-tier subsidiary thereof.

Covenants

The New Credit Agreement contains standard negative covenants, including covenants which impose limitations on our ability to, among other things, (a) place liens on property, or incur contingent obligations, (b) sell all or substantially all of our assets, and (c) make any fundamental changes, or acquisitions, investments, loans or advances, except for certain specified Permitted Acquisitions. The New Credit Agreement also contains financial covenants consisting of the maintenance of a specified Leverage Ratio and a Minimum Interest Coverage ratio, over the life of the senior secured credit facility. These financial covenants are based upon operating performance levels in effect throughout the term of the senior secured credit facility. Both the Leverage Ratio and the Minimum Interest Coverage Ratio in the New Credit Agreement are less restrictive than under the previous senior secured credit facility.

8.625% Senior Subordinated Notes due 2009

In January 1999, we issued $330.0 million aggregate principal amount of our 8.625% senior subordinated notes due 2009 and, in February 2002, we issued an additional $70.0 million aggregate principal amount of such 8.625% senior subordinated notes due 2009. As part of the refinancing of our outstanding indebtedness, on September 15, 2003, we commenced a tender offer to repurchase all $400.0 million aggregate principal amount of these outstanding 8.625% senior subordinated notes and to solicit exit consents to certain proposed amendments to the indenture pursuant to which such notes were issued. These amendments, which became effective on October 22, 2003, effectively stripped all of the restrictive covenants of such notes other than our obligation to pay interest and principal. Pursuant to the tender offer, we repurchased $386.8 million of these notes on October 22, 2003. On November 21, 2003, we delivered notice to the trustee for these notes to redeem the remaining $13.2 million principal amount of the notes effective on the first call date of January 15, 2004 at 104.313% per $1,000 note plus accrued but unpaid interest.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the words “Company,” “Issuer,” “Scotts,” “us,” “we” and “our” refer only to The Scotts Company and not to any of its subsidiaries.

The Company issued the Original Notes, and will issue the Exchange Notes, under an Indenture to be dated as of the Issue Date (the “Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture, including the definitions therein of certain terms used below. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of these Notes. Copies of the Indenture are available, without charge, as set forth under the caption “Available Information.”

Brief Description of the Notes and the Guarantees

The Notes

These Notes:

•	are general obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company; and

•	are senior in right of payment to any future junior subordinated Indebtedness of the Company.

The Guarantees

These Notes are guaranteed by all of the existing and future Domestic Restricted Subsidiaries of the Company, except for Custom Lawn Care Service, Inc. (“Custom”), Sanford Scientific, Inc. (“Sanford”) and future domestic restricted subsidiaries which are below a materiality threshold. See “—Certain Covenants—Additional Subsidiary Guarantees.” Neither Custom nor Sanford is a Significant Subsidiary of the Company. We have adopted a plan of liquidation for Custom and expect to complete its liquidation upon receiving requisite state approval.

The Guarantees of these Notes:

•	are general obligations of each Guarantor;

•	are subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

•	are senior in right of payment to any future junior subordinated Indebtedness of each Guarantor.

As of September 30, 2003, on an as adjusted basis to give effect to the refinancing of our outstanding indebtedness, the Company and the Guarantors would have had total Senior Debt of approximately $538.0 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes and under the Guarantees will be subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt. As of the date hereof, all of our subsidiaries, including our Foreign Subsidiaries, are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Restricted Payments,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and will not guarantee these Notes. All of our “Restricted Subsidiaries,” except for Custom, Sanford our Foreign Subsidiaries and future Domestic Restricted Subsidiaries which are below a materiality threshold, guarantee the Notes. See “—Certain Covenants—Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 22.1% of our consolidated revenues and 5.4% of our consolidated operating income for the year ended September 30, 2003 and held approximately 23.4% of our consolidated assets as of September 30, 2003.

As of the date of this prospectus, the following Restricted Subsidiaries are Guarantors of these Notes:

Scotts Manufacturing Company

Miracle-Gro Lawn Products, Inc.

OMS Investments, Inc.

Hyponex Corporation

Scotts Products Co.

Scotts Professional Products Co.

Scotts Temecula Operations, LLC

Scotts-Sierra Horticultural Products Company

Scotts-Sierra Crop Protection Company

Scotts-Sierra Investments, Inc.

Swiss Farms Products, Inc.

EG Systems, Inc. (d/b/a Scotts LawnService)

Principal, Maturity and Interest

The Indenture does not limit the maximum aggregate principal amount of Notes that the Company may issue thereunder. The Company will issue an aggregate principal amount of $200.0 million of Notes in this exchange offer. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Notes are issued only in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 15, 2013.

Interest on the Notes accrues at the rate of 6.625% per annum from the Issue Date. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2004. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding May 1 and November 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest and Additional Interest, if any, payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes.

Paying Agent and Registrar for the Notes

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes only in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Notes. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the Company applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

(2) in connection with any sale of all of the capital stock of a Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

See “Repurchase at the Option of Holders—Asset Sales.”

Notwithstanding the foregoing, any Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge into, the Company or another Guarantor, upon the consummation of which the Subsidiary Guarantee of such Guarantor shall be released.

Subordination

The payment of principal, premium, interest and Additional Interest, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “ —Legal Defeasance and Covenant Defeasance”) if:

(1) payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt.

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, premium and interest and Additional Interest, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of these Notes may recover less ratably than creditors of the Company who are holders of Senior Debt.

Optional Redemption

Except as described below, the Notes will not be redeemable at the Company’s option prior to November 15, 2008.

After November 15, 2008, the Company may redeem all or a part of these Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Redemption Year	Price
2008	103.313%
2009	102.208%
2010	101.104%
2011 and thereafter	100.000%

Prior to November 15, 2006, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) there is a Public Market at the time of such redemption;

(2) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(3) the redemption occurs within 60 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In addition, at any time prior to November 15, 2008, the Notes may be redeemed or purchased, by or on behalf of the Company, in whole or in part, at the Company’s option, upon not less than 30 nor more than 60 days notice, at a redemption or purchase price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption or purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 15, 2008 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through November 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2008; provided, however, that if the period from the Redemption Date to November 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Offer to Repurchase Upon Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company’s outstanding Senior Debt currently prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as determined in good faith by the Company’s Board of Directors; and

(2) either:

(a) the Company (or the Restricted Subsidiary, as the case may be) issues Equity Interests or transfers assets in an exchange in connection with which the Company receives an opinion of counsel that such exchange should qualify under the provisions of Section 351 or Section 368 of the United States Internal Revenue Code of 1986, as amended; or

(b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 90 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(iii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million or (y) 5% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Senior Debt (and to effect a corresponding commitment reduction if such Senior Debt is revolving credit borrowings);

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Related Business;

(3) to make a capital expenditure; and/or

(4) to acquire other long-term assets that are used or useful in a Related Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis as set forth below. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Covenant Suspension

During any period of time that the Notes have achieved an Investment Grade Rating from both Rating Agencies, we and our Restricted Subsidiaries will not be subject to the covenants under “—Repurchase at the Option of the Holders—Offer to Repurchase Upon Change of Control” and “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or the following provisions of the Indenture described under the caption “—Certain Covenants”:

“—Restricted Payments,”

“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

“—Dividend and Other Payment Restrictions Affecting Subsidiaries,” and

“—Transactions with Affiliates”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under the caption “—Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (2), (3) or (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 29, 2002 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified

Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period; and

(5) Restricted Payments in an amount not to exceed $50.0 million; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment other than payments pursuant to paragraphs (2), (3), (4) or (5) of the preceding paragraph, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Notwithstanding the foregoing, if any payment is made pursuant to the second paragraph of this covenant and at the time of such payment there was a Default (other than any Default caused thereby) that had occurred and was continuing, then such payment shall not cause a Default under this covenant if the pre-existing Default shall have been cured or waived prior to such Default becoming an Event of Default.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Payment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company’s Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under the Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed an amount equal to $1.45 billion, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay term Indebtedness under the Credit Facility or to reduce commitments with respect to revolving credit borrowings under the Credit Facility pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales”;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes, the Subsidiary Guarantees, the Exchange Notes and the Guarantees thereof;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, or in respect of a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that is either Existing Indebtedness or that was permitted to be incurred by the Indenture;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (b) exchange rate risk or raw materials price risk;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by any of the Company’s Foreign Subsidiaries of Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $60.0 million at any time outstanding;

(10) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries (except for Standard Securitization Undertakings); and

(11) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $75.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Facility on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt.

No Senior Subordinated Debt

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Liens

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (1) assign or convey any right to receive income on any asset now owned or hereafter acquired or (2) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired or on any income or profits therefrom except Permitted Liens, unless the Notes and the Guarantees, as applicable, are either (i) secured by a Lien on such property, assets, income or profits that is senior in priority to the Lien securing such other Obligations, if such Obligations are subordinated in right of payment to the Notes and/or the Guarantees or (ii) equally and ratably secured by a Lien on such property, assets, income or profits with the Lien securing such other Obligations, if such Obligations are pari passu in right of payment with the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company Restricted Subsidiaries;

(2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “ —Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions under Indebtedness of any Foreign Subsidiary permitted to be incurred under the Indenture;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) restrictions created in connection with a Qualified Securitization Transaction.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except in the case of a merger entered into solely for the purpose of reincorporating the Company or any Restricted Subsidiary in another jurisdiction, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Guarantor.

On and after the date that the exchange offer has been consummated, the Company will be permitted to effect a reorganization whereby the Common Stock of the Company shall become owned by a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (“Holdco”); provided that immediately after such transaction no Default or Event of Default exists and; provided further that:

(1)

if the obligations of the Company under the Notes and the Indenture remain those of the Company, then (A) Holdco shall, within 10 Business Days of the date on which Holdco becomes the owner of the Common Stock of the Company, execute a supplemental indenture or other instrument evidencing its Guarantee of the Company’s obligations under the Notes and the Indenture, in either case in form satisfactory to the Trustee, and deliver an Opinion of Counsel to the Trustee, (B) Holdco, the Company

and each of Holdco’s Restricted Subsidiaries shall be subject to all of the covenants under “—Repurchase at the Option of the Holders—Offer to Repurchase Upon Change of Control” and “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” and all of the provisions of the Indenture described under the caption “—Certain Covenants,” and (C) all of the Subsidiaries of Holdco shall be Restricted Subsidiaries, except for its Unrestricted Subsidiaries, and all of the existing and future Domestic Restricted Subsidiaries of Holdco shall be Guarantors, except for the Company, Custom, Sanford and future Domestic Restricted Subsidiaries which fall below a materiality threshold. See “—Additional Subsidiary Guarantees”; or

(2)	if the obligations of the Company under the Notes and the Indenture are transferred and assigned to Holdco, then (A) Holdco shall assume all the obligations and covenants of the Company under the Notes and the Indenture, pursuant to agreements reasonably satisfactory to the Trustee, (B) each of Holdco and its Restricted Subsidiaries, including the Company, shall be subject to all of the covenants under “—Repurchase at the Option of the Holders—Offer to Repurchase Upon Change of Control” and “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” and all of the provisions of the Indenture described under the caption “—Certain Covenants,” (C) the Company shall, within 10 Business Days of the date on which Holdco assumes the obligations of the Company under the Notes and the Indenture, execute a supplemental indenture or other instrument evidencing its Guarantee of Holdco’s obligations under the Notes and the Indenture, in either case in form satisfactory to the Trustee, and deliver an Opinion of Counsel to the Trustee, and (D) all of the Subsidiaries of Holdco shall be Restricted Subsidiaries, except for its Unrestricted Subsidiaries, and all of the existing and future Domestic Restricted Subsidiaries of Holdco shall be Guarantors, except for Custom, Sanford and future Domestic Restricted Subsidiaries which fall below a materiality threshold. See “—Additional Subsidiary Guarantees.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement (including any loan, but not any forgiveness thereof) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or any payment of directors’ and officers’ insurance premiums;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(4) dividends on or any repurchases of any shares of any series or class of equity securities of the Company;

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(6) any merger between or among the Company or any of its Restricted Subsidiaries solely for the purpose of reincorporating the Company or such Restricted Subsidiary in another jurisdiction for tax purposes; and

(7) transactions in connection with a Qualified Securitization Transaction or an industrial revenue bond financing.

Additional Subsidiary Guarantees

If, after the date of the Indenture, the Company, Holdco or any of their Domestic Restricted Subsidiaries (other than Custom and Sanford) acquires or creates another Domestic Restricted Subsidiary, then that newly acquired or created Domestic Restricted Subsidiary will, within 10 Business Days of the date on which it was acquired or created, execute a supplemental indenture or other instrument evidencing its Subsidiary Guarantee, in either case in form satisfactory to the Trustee, and deliver an Opinion of Counsel to the Trustee; provided that, if the initial investment in or purchase price of such new Domestic Restricted Subsidiary is less than $1.0 million, such Domestic Restricted Subsidiary shall not be required to be a Guarantor unless and until the financial statements delivered to the Trustee for each fiscal year of the Company pursuant to “—Reports” show the tangible net worth of such new Domestic Restricted Subsidiary to be more than $1.0 million.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions “Repurchase at the Option of Holders—Offer to Repurchase Upon Change of Control,” “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales,” “Certain Covenants—Restricted Payments” or “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Subsidiary Guarantee(s) of any Guarantor that is a Significant Subsidiary or of any group of Guarantors that collectively would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Guarantors that collectively would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or group of Guarantors, shall deny or disaffirm the obligations of each such Guarantor under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, premium and Additional Interest, if any, on the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2008, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees of the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “Repurchase at the Option of Holders”);

(8) make any change in the preceding amendment and waiver provisions, except as set forth below; or

(9) modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes.

In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affect the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to add any Person as a Guarantor; and

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Merger, Consolidation or Sale of Assets” and not by the provisions of the Offer to Repurchase Upon Application of Excess Proceeds of Asset Sales covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in net proceeds to the Company and its Subsidiaries of less than $5.0 million;

(2) a transfer of assets (a) between or among the Company and its Wholly Owned Restricted Subsidiaries, (b) by a Restricted Subsidiary to the Company or any of its Wholly Owned Restricted Subsidiaries or (c) by the Company or any of its Wholly Owned Restricted Subsidiaries to any Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary if, in the case of this clause (c), the Company or the Wholly Owned Restricted Subsidiary, as the case may be, either retains title to or ownership of the assets being transferred or receives consideration at the time of such transfer at least equal to the fair market value of the transferred assets;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

(4) the sale, transfer or discount of any receivables to lenders under any Credit Facilities or to special purpose entities formed to borrow from lenders under Credit Facilities against such receivables;

(5) a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments”; and

(6) a disposition of inventory in the ordinary course of business or a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the consolidation or merger of the Company with or into any Person, or the consolidation or merger of any Person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, excluding any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “Dividends and other payment restrictions affecting subsidiaries”);

(3) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less Intangible Assets.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1) that certain Credit Facility, dated as of December 4, 1998 by and among the Company, certain of the Company’s Subsidiaries, the lenders party thereto, JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), as Administrative Agent, Citicorp USA, Inc. (as successor to Salomon Smith Barney Inc.), as Syndication Agent, Credit Lyonnais New York Branch (as successor to Credit Lyonnais Chicago Branch), as Co-Documentation Agent, and Bank One, NA (as successor to NBD Bank), as Co-Documentation Agent, providing for up to $575.0 million of revolving credit borrowings and $525.0 million in term loans, in each case including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and

(2) one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Custom” means Custom Lawn Care Service, Inc., a Subsidiary of the Company.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Facility; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Domestic Restricted Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Common Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exclusive Agency and Marketing Agreement” means the Exclusive Agency and Marketing Agreement between the Company and Monsanto Company, dated as of September 30, 1998 (as amended and restated as of November 11, 1998) as the same may be amended, modified, restated, extended, renewed or replaced from time to time.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and other non-cash amortization; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1) each Domestic Restricted Subsidiary of the Company on the date of the Indenture, except for Custom and Sanford; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or exchange rate or raw materials price risk agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, in each case pursuant to any Credit Facilities permitted pursuant to the covenant under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes, without duplication, all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the date of the Indenture or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheets of such Person prepared in accordance with GAAP.

“Investment Grade Rating” means, a debt rating of the Notes of BBB– or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(2) any non-cash expenses attributable to grants or exercises of employee stock options.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Offer to Repurchase Upon Application of Excess Proceeds of Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) investments in accounts or notes receivable acquired in the ordinary course of business;

(7) the designation of one or more Subsidiaries of the Company whose assets and operations are exclusively related to the professional business segment of the Company;

(8) any payment by the Company or any of its Restricted Subsidiaries pursuant to the Exclusive Agency and Marketing Agreement; and

(9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at any time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5% of Consolidated Net Tangible Assets.

“Permitted Junior Securities” means: (1) Equity Interests in the Company or any Guarantor; or (2) debt securities of the Company or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

“Permitted Liens” means:

(1) Liens securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were not entered into in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the Indenture to be incurred;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(11) Liens on assets of Unrestricted Subsidiaries that secure Non Recourse Debt of Unrestricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness shall not be incurred by a Restricted Subsidiary that is not a Guarantor to refinance debt of the Company or a Guarantor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals” means the Hagedorn Partnership, L.P., and any Partner or Affiliate thereof or of such Partner.

A “Public Market” exists at any time with respect to the Common Stock of the Company if:

(1) the Common Stock of the Company is then registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System; and

(2) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related thereto.

“Related Party” with respect to any Principal means:

(1) any controlling stockholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sanford” means Sanford Scientific, Inc., a Subsidiary of the Company.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Senior Debt” means:

(1)	all Indebtedness outstanding under the Credit Facility and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3)	any trade payables; or

(4)	any Indebtedness that is incurred in violation of the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

If a Guarantor is designated as an Unrestricted Subsidiary, the Subsidiary Guarantee of that Guarantor shall be released. If an Unrestricted Subsidiary becomes a Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor in accordance with the terms of the Indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Book Entry, Delivery and Form

The Original Notes were initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee. The Exchange Notes will also be issued in the form of one or more Global Securities registered in the name of DTC or its nominee.

Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest directly through DTC, Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

(a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

(b) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security, or

(c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

(a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

(b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security.

Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal tax considerations relating to (i) the exchange of the Original Notes for the Exchange Notes in this exchange offer and (ii) the ownership and disposition of the Exchange Notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. References to a “Note” herein apply equally to the Exchange Notes and the Original Notes.

Except where noted, this summary deals only with Notes held as capital assets, and it does not deal with special situations. For example, this summary does not address tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax or holders of Notes whose “functional currency” is not the U.S. dollar. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a “foreign personal holding company”).

As used herein, a “U.S. Holder” of Notes means a beneficial owner (other than a partnership) that is for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding Notes should consult their own tax advisors.

We advise you to consult your own tax advisors regarding the tax consequences to you of the acquisition, ownership, exchange and sale of the Notes, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership, exchange and sale and of potential changes in applicable tax laws.

The Exchange

The exchange of the Original Notes for the Exchange Notes pursuant to the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, (i) no gain or loss will be recognized by a holder upon receipt of an Exchange Note, (ii) the holding period of the Exchange Note will include the holding period of the Original Note and (iii) the tax basis of the Exchange Note will be the same as the tax basis of the Original Note immediately before the exchange.

U.S. Holders

Taxation of Interest

Interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes.

Market Discount

If a U.S. Holder purchased an Original Note for an amount that was less than its adjusted issue price, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any payment (other than qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that the U.S. Holder has not previously included in income and is treated as having accrued on the Note at the time of its payment or disposition. In addition, a U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless a U.S. Holder elects to accrue on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. A U.S. Holder’s election to include market discount in income currently, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which a U.S. Holder’s election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

Amortizable Bond Premium

If a U.S. Holder purchased an Original Note at a price that exceeds the amount payable at the maturity of the Original Note (not taking into account any portion of the purchase price attributable to accrued but unpaid interest, if any), the U.S. Holder will be considered to have purchased the Original Note at a “premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under the U.S. Holder’s regular accounting method. In the case of instruments that provide for alternative payment schedules, such as the Original Notes and the Exchange Notes, amortizable bond premium is calculated by assuming that (i) a U.S. Holder will exercise or not exercise options in a manner that maximizes the U.S. Holder’s yield, and (ii) we will exercise or not exercise options in a manner that minimizes the U.S. Holder’s yield (except that we will be assumed to exercise call options in a manner that maximizes the U.S. Holder’s yield). If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the U.S. Holder would otherwise recognize on disposition of a Note. A U.S. Holder’s election to amortize premium on a constant yield method also will apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke the election without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

Disposition of Notes

A U.S. Holder’s tax basis in a Note will be, in general, the U.S. Holder’s cost therefor, reduced by any amortized premium. Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (not including an amount equal to any accrued interest which will be treated as a payment of interest for federal income tax purposes) and the adjusted tax basis of the Note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on the Notes and to the proceeds of sale of a Note paid to a U.S. Holder (unless the U.S. Holder is an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or fails to report in full dividend and interest income.

Non-U.S. Holders

Taxation of Interest

Payments of interest on the Notes to a Non-U.S. Holder will qualify for the “portfolio interest exception,” and thus will be exempt from the 30-percent withholding tax, if the holder certifies as to its nonresident status as described below and provided that:

•	interest paid on the Notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (see “—Income or Gains Effectively Connected With a U.S. Trade or Business”);

•	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership; and

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code.

In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation’s voting stock.

A Non-U.S. Holder can meet the certification requirement disclosed above by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent, certifying, under penalties of perjury, that it is not a U.S. person. If the holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than the partnership or other entity, and the partnership or other entity must provide the partners’ or owners’ documentation to us or our paying agent.

Disposition of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other disposition of Notes. This general rule, however, is subject to exceptions. The gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; or

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the Notes or gain from the sale, exchange, retirement or other disposition of the Notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States.

Payments of interest that are effectively connected with a U.S. trade or business are not subject to the 30-percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

A Non-U.S. Holder will not be subject to U.S. federal estate tax on the Notes if interest on the Notes paid immediately before the death of the holder would have qualified for the portfolio interest exception described above under “—Non-U.S. Holders—Taxation of Interest” (without regard to the certification requirement disclosed therein). The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

In general, no backup withholding will be required with respect to payments we make with regard to the Notes to a Non-U.S. Holder if the holder has provided us with a Form W-8BEN (or a suitable substitute form) directly or through an intermediary or otherwise establishes an exemption and we do not have actual knowledge or reason to know that the holder is a U.S. person. However, interest paid to Non-U.S. Holders will be subject to information reporting requirements, even if no tax is required to be withheld from such payments.

Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

The preceding discussion of certain U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisors regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our Notes, including the consequences of any proposed change in applicable laws.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and Exchange Notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entitles who are “parties in interest,” within the meaning of ERISA or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transaction determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of the Original Notes for Exchange Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Original Note or an Exchange Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (2) the purchase and holding of the Notes (and the exchange of Original Notes for Exchange Notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes (or exchanging the Original Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes received in exchange for Original Notes where the broker-dealer acquired the Original Notes as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In addition, until             , 2004, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Broker-dealers may sell Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell Exchange Notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement of this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify you against liabilities under the Securities Act. By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of Exchange Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered hereby will being passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

6.625% Senior Subordinated Notes due 2013,

which have been registered

under the Securities Act of 1933, as amended,

for an equal principal amount of its

6.625% Senior Subordinated Notes due 2013,

which have not been registered

PROSPECTUS

                         , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, associate, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders; or

(d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Section 5.01 of the Registrant’s Code of Regulations governs indemnification by Registrant and provides as follows:

SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
4.1

Indenture dated as of October 8, 2003 among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and U.S. Bank National Association, as trustee (filed as Exhibit 4(n) to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated by reference herein).

4.2

Registration Rights Agreement, dated as of October 22, 2003, among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and the Initial Purchasers named therein (filed as Exhibit 4(o) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated by reference herein).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP

12.1	Statement of Computation of Ratios

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as trustee under the Indenture (Form T-1).

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to DTC Participants

99.4	Letter to Beneficial Holders

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b) Financial Statement Schedules

None

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on January 6, 2004.

THE SCOTTS COMPANY

By:	/s/ JAMES HAGEDORN
James Hagedorn
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Scotts Company (the “Company”), and each of us, do hereby constitute and appoint Christopher L. Nagel and David M. Aronowitz, or either of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-4, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LYNN J. BEASLEY Lynn J. Beasley	Director	January 6, 2004

/s/ GORDON F. BRUNNER Gordon F. Brunner	Director	January 6, 2004

/s/ ARNOLD W. DONALD Arnold W. Donald	Director	January 6, 2004

/s/ JOSEPH P. FLANNERY Joseph P. Flannery	Director	January 6, 2004

/s/ JAMES HAGEDORN James Hagedorn	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 6, 2004

/s/ ALBERT E. HARRIS Albert E. Harris	Director	January 6, 2004

Signature	Title	Date

/s/ KATHERINE HAGEDORN LITTLEFIELD Katherine Hagedorn Littlefield	Director	January 6, 2004

/s/ KAREN G. MILLS Karen G. Mills	Director	January 6, 2004

/s/ CHRISTOPHER L. NAGEL Christopher L. Nagel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 6, 2004

/s/ PATRICK J. NORTON Patrick J. Norton	Director	January 6, 2004

/s/ STEPHANIE M. SHERN Stephanie M. Shern	Director	January 6, 2004

/s/ JOHN M. SULLIVAN John M. Sullivan	Director	January 6, 2004

/s/ JOHN WALKER, PH.D. John Walker, Ph.D.	Director	January 6, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on January 6, 2004.

SCOTTS MANUFACTURING COMPANY (as successor by merger to SCOTTS MIRACLE-GRO PRODUCTS INC.), a Delaware corporation

MIRACLE-GRO LAWN PRODUCTS, INC., a New York corporation

OMS INVESTMENTS, INC., a Delaware corporation

HYPONEX CORPORATION, a Delaware corporation

SCOTTS PRODUCTS, CO., an Ohio corporation

SCOTTS PROFESSIONAL PRODUCTS CO., an Ohio corporation

SCOTTS-SIERRA HORTICULTURAL PRODUCTS COMPANY, a California corporation

SCOTTS-SIERRA CROP PROTECTION COMPANY, a California corporation

SCOTTS-SIERRA INVESTMENTS, INC., a Delaware corporation

SWISS FARMS PRODUCTS, INC., a Delaware corporation

EG SYSTEMS, INC., an Indiana corporation

By:	/s/ DAVID M. ARONOWITZ
David M. Aronowitz
Secretary

SCOTTS TEMECULA OPERATIONS, LLC, a Delaware limited liability company

By:	The Scotts Company, sole member

By:	/s/ DAVID M. ARONOWITZ
David M. Aronowitz
Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
4.1

Indenture dated as of October 8, 2003 among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and U.S. Bank National Association, as trustee (filed as Exhibit 4(n) to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated by reference herein).

4.2

Registration Rights Agreement, dated as of October 22, 2003, among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and the Initial Purchasers named therein (filed as Exhibit 4(o) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated by reference herein).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP

12.1	Statement of Computation of Ratios

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as trustee under the Indenture (Form T-1).

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to DTC Participants

99.4	Letter to Beneficial Holders

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9